Designated Filer: FEINBERG LARRY N
Issuer & Ticket Symbol: Biolase, Inc. [BIOL]
Date of Event Requiring Statement: December 2, 2016

Explanation of Responses:
(1)
After giving effect to this transaction, Oracle Partners, L.P. (“Partners”) owns 9,741,183 shares of Common Stock.  Oracle Institutional Partners, L.P. (“Institutional Partners”) owns 2,029,237 shares of Common Stock.  Oracle Ten Fund Master, L.P. (“Ten Fund”) owns 2,513,742 shares of Common Stock.

Larry N. Feinberg serves as the managing member of Oracle Associates, LLC, the general partner of Partners, Institutional Partners and Ten Fund, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Partners, Institutional Partners and Ten Fund. Mr. Feinberg is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to Ten Fund, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by Ten Fund. Mr. Feinberg disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(2)
After giving effect to this second transaction, Partners owns 9,787,646 shares of Common Stock.  Institutional Partners owns 2,029,237 shares of Common Stock.  Ten Fund owns 2,513,742 shares of Common Stock. After giving effect to these transactions, the Foundation and Retirement Plan own 52,000 and 245,839 shares of Common Stock, respectively.

Larry N. Feinberg serves as the managing member of Oracle Associates, LLC, the general partner of Partners, Institutional Partners and Ten Fund, and accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by Partners, Institutional Partners and Ten Fund. Mr. Feinberg is the sole shareholder, director and president of Oracle Investment Management, Inc., which serves as investment manager to Ten Fund, and accordingly, may be deemed to be the beneficial owner of the shares beneficially owned by Ten Fund. Mr. Feinberg disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.